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For Immediate Release
                                                   For More Information Contact:
                                                                David E. Ritter,
                                                             Senior V.P., C.F.O.
                                                Greater Atlantic Financial Corp.
                                                                  (703) 390-0340

                  GREATER ATLANTIC FINANCIAL CORP. EXTENDS ITS
                 CONVERTIBLE TRUST PREFERRED SECURITIES OFFERING

      (RESTON, VIRGINIA, FEBRUARY 26, 2002) - The Board of Directors of Greater Atlantic Financial Corp. (Nasdaq: GAFC) announced today that the Company has extended its previously announced subscription rights offering of convertible trust preferred securities. The offering has been extended from 5:00 p.m. Eastern time, March 5, 2002 to 5:00 p.m. Eastern time, March 15, 2002. The offering has been extended in order to provide all stockholders additional time to consider whether to purchase the convertible trust preferred securities.

      In the offering, the Company is distributing to each stockholder of record on February 4, 2002, the right to purchase 0.365 shares of 6 1/2% convertible trust preferred securities of Greater Atlantic Capital Trust I for each share of the Company's common stock owned on the record date at a purchase price of $10.00 per convertible trust preferred security. The convertible trust preferred securities will be convertible into shares of the Company's common stock at a conversion price of $7.00 per share or one share of the convertible trust preferred security for 1.429 shares of common stock. Details of the offering and the convertible trust preferred securities are contained in the prospectus which has been mailed to all shareholders.

      Greater Atlantic Financial Corp. conducts its business operations through its wholly-owned subsidiary, Greater Atlantic Bank and the Bank's independent, wholly-owned subsidiary, Greater Atlantic Mortgage Corporation. Greater Atlantic Bank offers traditional banking services to customers through nine branches located throughout the greater Washington, D.C./Baltimore Metropolitan area.

      THIS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY'S BELIEFS, PLANS, OBJECTIVES, GOALS, EXPECTATIONS, ANTICIPATIONS, ESTIMATES, AND INTENTIONS THAT ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES, AND ARE SUBJECT TO CHANGE BASED ON VARIOUS FACTORS, SOME OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THE COMPANY DOES NOT UNDERTAKE TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER WRITTEN OR ORAL, THAT MAY BE MADE FROM TIME TO TIME ON OR ON BEHALF OF THE COMPANY.

      THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY CONVERTIBLE PREFERRED SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS WHICH WILL ACCOMPANY THE SUBSCRIPTION ORDER FORM. THE COMPANY FILED A REGISTRATION STATEMENT ON FORM SB-2, INCLUDING A PRELIMINARY PROSPECTUS AND OTHER RELEVANT DOCUMENTS, CONCERNING THE RIGHTS OFFERING AND THE CONVERTIBLE TRUST PREFERRED SECURITIES WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON DECEMBER 20, 2001, AND AS AMENDED ON FEBRUARY 1, 2002. WE URGE INVESTORS TO READ THE PROSPECTUS AND ANY OTHER RELEVANT

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DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
INVESTORS WILL BE ABLE TO OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE SEC'S WEBSITE, WWW.SEC.GOV. IN ADDITION DOCUMENTS FILED WITH THE SEC BY THE COMPANY WILL BE AVAILABLE FREE OF CHARGE FROM THE SECRETARY OF THE COMPANY AT 10700 PARKRIDGE BOULEVARD, SUITE P50, RESTON, VA 20191, TELEPHONE (703) 391-1300. READ THE PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE RIGHTS OFFERING.